Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
BancTrust Financial Group, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-71910, 333-87659, 333-76575, 333-106621, 333-143806 and 333-158410) on Forms S-8 and (Nos. 333-153871 and 333-115129) on Forms S-3 of our reports, dated March 25, 2011, related to the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in BancTrust Financial Group, Inc.’s 2010 Annual Report on Form 10-K.

/s/Dixon Hughes PLLC

Atlanta, Georgia
March 25, 2011